Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

Michael F. Cronin, CPA

687 Lee Road, Ste 210

Rochester, NY 14606

407-754-7027

emailmikecpa@aol.com

CONSENT OF INDEPENDENT AUDITORS

November 1, 2007

The Board of Directors

Medical Solutions Management Inc.

We consent to the inclusion in the Medical Solutions Management Inc. Annual Report on Form 10-KSB/A for the fiscal year ended December 31,2006 of our report dated April 12, 2007 relating to the consolidated balance sheet of Medical Solutions Management Inc. and its subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholder’s equity and cash flows for the years ended December 31,2005 and December 31, 2006.

Very truly yours,

/s/ Michael F. Cronin

Michael F. Cronin

Certified Public Accountant